                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12

                         Willamette Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

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     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------
Notes:

                   [Willamette Industries, Inc. Letterhead]



                                                                April 23, 2001


Dear Fellow Shareholder:

Please find enclosed our earnings report for the first quarter 2001 and proxy materials containing your green proxy card to elect Willamette's nominees.

As you will see from our earnings report, we are continuing to perform very well in the face of a challenging economic environment. We have outperformed the rest of the industry in most key financial metrics and, with the strategic investments we have made, we believe that we are well positioned to maintain that lead and generate future growth. It is for this reason that we are determined to resist Weyerhaeuser's attempt to acquire our company at a price that your board has determined is inadequate and we remain confident that we will be able to deliver greater value to shareholders than Weyerhaeuser's offer.

That is why your vote for our board nominees is so important. We believe Weyerhaeuser wants its nominees to deliver value to Weyerhaeuser's shareholders -value that is rightfully yours. Only by voting for Willamette's nominees can you put a stop to this.

We strongly urge you to SIGN AND RETURN WILLAMETTE'S GREEN PROXY CARD immediately. If you have already sent in Weyerhaeuser's gold proxy card we strongly recommend that you sign Willamette's green proxy card and return it immediately. Withholding authority to vote for the Weyerhaeuser nominees on the gold Weyerhaeuser proxy card is not the same as voting "FOR" the Willamette nominees on the green proxy card. You must sign and return Willamette's green proxy card for your vote to count in favor of Willamette's slate of directors.

Remember, every vote counts.  PLEASE VOTE GREEN.

On Behalf of the Board of Directors

                                        Sincerely,

/s/ William Swindells                                   /s/ Duane C. McDougall
William Swindells                                       Duane C. McDougall
Chairman of the Board                                   Chief Executive Officer

********************************************************************************

                     [LOGO OF WILLAMETTE INDUSTRIES, INC.]

                          WILLAMETTE INDUSTRIES, INC.
                       1300 S.W. Fifth Avenue, Suite 3800
                             Portland, Oregon 97201

                               ----------------

                    Notice of Annual Meeting of Shareholders
                                  June 7, 2001

                               ----------------

  The annual meeting of shareholders of Willamette Industries, Inc. (the "Company"), will be held at the Portland Art Museum, Grand Ballroom, 1119 S.W. Park Avenue, Portland, Oregon, on Thursday, June 7, 2001, at 11 a.m., to consider and vote on the following matters:

    1. The election of three Class A directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE WILLAMETTE DIRECTOR NOMINEES.

    2. A shareholder proposal concerning the classification of the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

    3. A shareholder proposal concerning the compensation committee of the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

    4. Such other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record as of the close of business on April 16, 2001 are entitled to notice of and to vote at the meeting.

  SHAREHOLDERS ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED GREEN PROXY CARD IN THE SELF-ADDRESSED ENVELOPE (WHICH IS POSTAGE-PAID FOR SHAREHOLDERS IN THE UNITED STATES, CANADA AND THE UNITED KINGDOM) WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A SHAREHOLDER ATTENDING THE MEETING MAY NEVERTHELESS VOTE IN PERSON.

                                          By Order of the Board of Directors

                                          /s/ G. W. Hawley

                                          G. W. Hawley
                                          Secretary


Portland, Oregon
April 24, 2001

  The April 16, 2001 record date for the Company's 2001 annual meeting of shareholders has now passed. Accordingly, as a holder of record on the record date, you are being provided with a copy of this notice, which you may have already received with the Company's earlier mailing of its proxy materials.

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY URGES YOU TO REJECT THE PROXY SOLICITATION OF WEYERHAEUSER COMPANY AND NEITHER SIGN NOR RETURN ANY GOLD PROXY CARD SENT TO YOU BY WEYERHAEUSER. EVEN IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY WEYERHAEUSER, YOU CAN REVOKE THAT EARLIER PROXY BY SIGNING, DATING AND MAILING THE ENCLOSED GREEN PROXY CARD IN THE ENVELOPE PROVIDED.

  IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE, PLEASE CALL THE COMPANY AT
(503) 227-5581 OR OUR PROXY SOLICITOR, MACKENZIE PARTNERS, INC. AT (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

   Printed on Willamette's 35# Providence Opaque(TM) Recycled, Vellum Finish

********************************************************************************

               IMPORTANT NOTICE FROM WILLAMETTE INDUSTRIES, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                             THURSDAY, JUNE 7, 2001



Dear Shareholder:

Since the 2001 annual meeting of shareholders of Willamette Industries has evolved into a proxy fight, shareholders are reminded that the ONLY way to vote
                                                               ----
your shares is by returning a proxy card. Telephone, Internet and proxy edge voting methods are not available for this meeting. We therefore encourage you to vote promptly and to return your GREEN proxy card in the enclosed envelope.

Remember, if you do not mail a proxy card your shares will NOT be voted nor will your shares be represented at the annual meeting.

If you have previously returned Weyerhaeuser's gold proxy card you can revoke your vote at any time by signing, dating, and returning Willamette's GREEN proxy card.

Do not delay, vote and mail your GREEN proxy card today in the enclosed envelope.

If you have any questions, or need assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 or (212) 929-5500 (call collect).

Sincerely,

Willamette Industries, Inc.


********************************************************************************

Willamette Industries, Inc.
1300 S.W. Fifth Avenue, Suite 3800
Portland, Oregon  97201

First Quarter Report - March 31, 2001

To Our Shareholders:

     I am pleased to report another good quarter for Willamette Industries, as we continue to outpace our competitors.

     While many in the industry have announced first quarter losses, Willamette has produced solid earnings despite weakened conditions in the general economy and higher energy costs. Earnings for first quarter 2001 were $66.6 million, or $0.61 per diluted share, versus earnings of $85.3 million, or $0.76 per diluted share for first quarter 2000. The 2001 earnings include a $0.03 per share gain from the sale of timberland offset by a $0.04 per share charge associated with the hostile takeover initiated by Weyerhaeuser.

     Our brown paper segment continues to be the largest contributor to earnings, performing well despite light seasonal volumes and high energy costs. White paper earnings were down slightly from last quarter. A strong order file and stable pricing for our cut sheet and continuous forms businesses were more than offset by significantly lower prices for hardwood market pulp. Profitability and high volumes in our building materials segment were recorded in the face of depressed pricing in all lines of business.

     Our first quarter results continue to set apart our workforce, our culture and our long-term business strategy from our competitors. While others in the industry are bracing for downturns, our people are focused on running efficient, lean and autonomous facilities as part of a long-term plan to maximize shareholder value.

     Our recent decision to invest in the plant in Simsboro, La., underscores our commitment to low-cost production. The plant is already a profitable low-cost producer of quality particleboard. To maintain this position, we are installing the most technologically advanced equipment available. Also this quarter, Willamette initiated a $39 million capital project at the medium density fiberboard plant in Clonmel, Ireland that will make it one of Europe's most modern facilities.

     Among Willamette's short-term challenges is communicating to all shareholders the critical need for their support in the upcoming board election. There's no doubt in our minds we can deliver more value to Willamette shareholders over the long-term than is reflected in Weyerhaeuser's $48 per share offer, and our financial performance supports this assessment. Our challenge now is to build understanding about why this inadequte offer, as determined by our Board, serves Weyerhaeuser shareholders --at the expense of Willamette shareholders.

     Looking ahead, we see Willamette's strong performance continuing as a result of our low-cost production, integrated business strategy, balanced business mix and the exceptional dedication of our employees. Thanks to them, and to your support throughout these hostile advances from Weyerhaeuser, the future for an independent Willamette is bright.

/s/ Duane C. McDougall
Duane C. McDougall
President & Chief Executive Officer

                          Willamette Industries, Inc.
                          Consolidated Balance Sheets
                   (000s omitted, except per share amounts)

                                                                                      3/31/01          12/31/00
                                                                                   ---------------   --------------
Assets
     Current Assets:
        Cash...................................................................  $         30,221  $        24,284
        Accounts receivable - net..............................................           461,291          459,591
        Inventories............................................................           453,083          473,788
        Prepaid expenses.......................................................            34,838           35,154
                                                                                   ---------------   --------------
           Total current assets................................................           979,433          992,817
     Other assets..............................................................            92,636           92,975
     Timber, timberlands and related facilities - net..........................           994,396        1,014,285
     Property, plant and equipment - net.......................................         3,064,050        3,017,593
                                                                                   ---------------   --------------
                                                                                 $      5,130,515  $     5,117,670
                                                                                   ===============   ==============
Liabilities and Stockholders' Equity
     Current Liabilities:
        Notes payable - current................................................  $        110,879  $       127,499
        Accounts payable and accrued expenses..................................           411,062          450,040
        Federal and state income taxes.........................................            28,492           19,184
                                                                                   ---------------   --------------
           Total current liabilities...........................................           550,433          596,723
     Long-term debt............................................................         1,542,661        1,542,926
     Deferred income taxes and other liabilities...............................           609,199          596,978
     Stockholders' Equity:
        Common stock, $.50 par value; authorized 150,000
           shares; issued and outstanding 109,590 and 109,417 shares...........            54,795           54,709
        Capital surplus........................................................           235,236          229,598
        Retained earnings......................................................         2,138,191        2,096,736
                                                                                   ---------------   --------------
           Total stockholders' equity..........................................         2,428,222        2,381,043
                                                                                   ---------------   --------------
                                                                                 $      5,130,515  $     5,117,670
                                                                                   ===============   ==============

------------------------------------------------------------------------------------------------------------------------------------

                      Consolidated Statements of Earnings
                   (000s omitted, except per share amounts)

                                                                                         Three Months Ended
                                                                                   --------------------------------
                                                                                      3/31/01           3/31/00
                                                                                   ---------------   --------------
Net sales......................................................................  $      1,131,664  $     1,167,126
Cost of sales..................................................................           939,036          942,963
                                                                                   ---------------   --------------
     Gross profit..............................................................           192,628          224,163
Selling and administrative expense.............................................            66,962           64,709
Non-recurring and other income (expense) - net.................................            (1,144)            (486)
                                                                                   ---------------   --------------
     Operating earnings........................................................           124,522          158,968
Interest expense...............................................................            26,511           28,733
                                                                                   ---------------   --------------
     Earnings before income taxes..............................................            98,011          130,235
Income taxes...................................................................            31,364           44,931
                                                                                   ---------------   --------------
     Net earnings..............................................................  $         66,647  $        85,304
                                                                                   ===============   ==============
Basic earnings per share.......................................................  $           0.61  $          0.77
                                                                                   ===============   ==============
Diluted earnings per share.....................................................  $           0.61  $          0.76
                                                                                   ===============   ==============
Average shares outstanding - basic.............................................           109,520          111,279
                                                                                   ===============   ==============
Average shares outstanding - diluted...........................................           110,138          111,784
                                                                                   ===============   ==============

                           Willamette Industries, Inc.
                          Sales and Earnings by Segment
                                 (000s omitted)


                                           Three Months Ended
                                    ---------------------------------
                                        3/31/01            3/31/00
                                    -------------     ---------------

Net Sales:
       White Paper                $      369,940    $        356,888
       Brown Paper                       436,629             418,580
       Building Materials                325,095             391,658
                                    -------------     ---------------
            Total                 $    1,131,664    $      1,167,126
                                    =============     ===============

Operating Earnings:
       White Paper                $       40,763    $         58,280
       Brown Paper                        78,906              67,256
       Building Materials                 18,492              45,278
       Corporate                         (12,495)            (11,360)
       Non-recurring and
             other expense - net          (1,144)               (486)
                                    -------------     ---------------
            Total                 $      124,522    $        158,968
                                    =============     ===============


                            Consolidated Net Earnings
                    (000s omitted, except per share amounts)



                                 2001                            2000
                       --------------------------     --------------------------
                                        Per                               Per
                         Amount        Share*             Amount         Share*
                       -----------  -------------     ---------------  ---------

First quarter        $   66,647 $       0.61    $         85,304 $       0.76
Second quarter                                            90,192         0.82
Third quarter                                             83,436         0.76
Fourth quarter                                            85,955         0.78
                       ---------    -------------     ---------------  ---------
                     $   66,647 $       0.61    $        344,887 $       3.12
                       =========    =============     ===============  =========

* Diluted earnings per share.

Notes:

(A) Non-recurring and other income (expense) - net for the first quarter of 2001 includes a $5.3 million gain on the sale of non-strategic timberlands and a charge of $6.0 million for hostile takeover defense costs.

(B) Non-recurring expense for the fourth quarter of 2000 includes charges of $8.0 million for hostile takeover defense costs and $4.0 million for the closure of the Ruston, Louisiana, plywood plant. In addition, non-recurring expense recorded in the second quarter of 2000 includes charges totaling $5.1 million related to estimated costs for the closure of the Dallas, Oregon, plywood plant and settlement costs for alleged violations of the Clean Air Act involving the company's building materials operations.

(C) In May 2000, the company completed its acquisition of Corrugados Tehuacan S.A. de C.V. This company operates a state-of-the-art corrugated container plant, a solid fiber box plant and a small recycled linerboard and medium mill, all located in Mexico. Also in May 2000, the company purchased a bleached pulp mill in Port Wentworth, Georgia.

                           Willamette Industries, Inc.
                              Summary of Cash Flows
                                 (000s omitted)


                                                       Three Months Ended
                                                 -------------------------------
                                                   3/31/01           3/31/00
                                                 -------------    --------------

Operating Activities:
     Net earnings                              $       66,647   $        85,304
     Depreciation, amortization and cost of
          fee timber harvested                         81,800            74,633
     Deferred income taxes                             19,506            20,255
     Change in working capital items                  (17,257)          (36,680)
                                                 -------------    --------------
                                                      150,696           143,512
                                                 -------------    --------------

Investing Activities:
     Proceeds from sale of assets                      10,740                 -
     Expenditures for property purchases             (112,128)          (71,224)
     Expenditures for timber, timberlands,
         roads, and reforestation                      (4,471)           (6,013)
     Other                                             (2,541)           19,991
                                                 -------------    --------------
                                                     (108,400)          (57,246)
                                                 -------------    --------------

Financing Activities:
     Net change in operating lines of credit          (16,000)            5,858
     Debt borrowing                                     1,951                 -
     Proceeds from sale of common stock                 5,718             1,129
     Repurchased common stock                               -           (31,593)
     Cash dividends                                   (25,192)          (23,372)
     Payment on debt                                   (2,836)          (40,846)
                                                 -------------    --------------
                                                      (36,359)          (88,824)
                                                 -------------    --------------
Change in cash                                 $        5,937   $        (2,558)
                                                 =============    ==============


To transfer stock, or to report a change of address, non-receipt of dividends or related matters, please contact:

         Mellon Investor Services
         P.O. Box 3315
         South Hackensack, NJ  07606
         Phone:  800-522-6645
         Fax:    201-296-4817
         Web Page:  www.chasemellon.com

Willamette Industries' investor contact:

         G. W. Hawley
         Chief Financial Officer
         503-227-5581

Willamette Industries' web page:  www.wii.com


Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statement made by Willamette with respect to the Weyerhaeuser tender offer is not entitled to the benefit of the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions; the level of new housing starts and remodeling activity; the availability and terms of financing for construction; competitive factors, including pricing pressures; the cost and availability of wood fiber; the effect of natural disasters on the company's timberlands; construction delays; risk of non-performance by third parties; and the impact of environmental regulations, including the costs associated with complying with such regulations. Please refer to Willamette Industries' Securities and Exchange Commission filings for further information.


********************************************************************************

A link to the following article has been posted on the intranet and website of Willamette Industries, Inc.:

Taking Stock: Corporations Don't Cry

By Rich Donnell

May 2001

     With great apprehension, I make telephone calls to Willamette Industries personnel and plants these days. That's because I fear that the person on the other end will answer with, "Good morning, this is Weyerhaeuser Company." I fear it, not because of any distaste for Weyerhaeuser Co., but because of my admiration for Willamette Industries.
     One of the many faults we editors have in the industrial trade press is to describe public corporations as if they were human beings, when in reality it's hard to find any semblance of personality in an annual report. But Willamette Industries has always been different. The company has always been cooperative and friendly.
     There I go again, describing a public corporation in human terms, when of course it's the people in the company who are actually cooperative and friendly. But in Willamette's case, it's almost as if somewhere along the line the company did indeed develop a personality. I say this because during my 18 years of dealing with Willamette Industries, despite the usual come-and-go of officers in a public corporation, the Willamette personality has maintained itself. I'm not sure how it started or when it started. Perhaps the company's long-standing public relations officer, Cathy Baldwin Dunn, has had something to do with the presentation of this image. But you can go to any community where Willamette operates a plant, for example, and the goodwill between company and community is prevalent.
     I'm not going to kid you and say Willamette has always been one, big happy family. Willamette, like any public corporation in this industry, experiences its share of difficult personnel changeovers, plant curtailments, etc. But case in point came during the International Woodworking Fair in Atlanta last year, when Willamette called a press luncheon to address forest and product certification. I found myself sitting at a table with several Willamette officers and supervisors, all of them wearing company golf shirts, and indeed it felt like we were eating lunch in the 19th Hole en route to a round of golf, shooting the bull so to speak. I had to chuckle as I thought of some public corporation competitors of Willamette attempting to host such a casual, but nice affair for the press.
     During this visit, the Willamette officers invited me to tour the company's new particleboard plant in Bennettsville, SC once it starts up and is running full speed. This group was extremely excited about the Bennettsville plant, and about several other projects in the works. Again I chuckled at the thought of how some other companies cringe in horror at the notion of the trade press coming to visit, almost as if they have something to hide beyond what they consider their proprietary technology, which as we all know doesn't exist.
     As I write this, I think of those pleasant Willamette people who were sitting at that table, many of them today pushing the Bennettsville project toward a September startup, meanwhile wondering what their future holds, no doubt thinking that the Willamette annual meeting in June may decide their immediate fate.

     I haven't talked to one Willamette employee who wants Weyerhaeuser to rule the day, and in fact most have become embittered over the anxiety and uncertainty caused by the pursuit. How peculiar it is that a "hostile takeover" is accepted behavior in corporate America, sometimes even glorified. But little wonder that Weyerhaeuser Co. would want to own a company as efficient as Willamette Industries, even to the point of getting mean about it. However, if Weyerhaeuser is successful, our industry loses a favorite son.

********************************************************************************

This article was written by Rich Donnell and was published by Hatton-Brown Publishers, Inc. in the May 2001 issue of Panel World magazine. The publisher has consented to the posting of a link to this article on the Company's website.

********************************************************************************

              The following is a transcript of an interview with Duane C. McDougall, President and Chief Executive Officer of Willamette Industries, Inc., that originally aired on CNBC on April 24, 2001:

              Bill Griffeth, anchor:

              In what has shaped up to be one of the most hostile takeover attempts in corporate history, timber giant
              Weyerhaeuser does continue its quest to buy rival
              Willamette. The deal worth roughly 5.4 or 5.6 billion dollars. Willamette, though, has repeatedly rejected Weyerhaeuser's forty-eight dollar a share offer.
              Originally launched last November, it's not over yet. They call it an opportunistic attempt to acquire the company at a time of depressed industry share prices.

              Joining us to present his side of the story once again is Willamette's President and CEO, Duane McDougall, in our studio. And my colleague, David Faber, joins us in the questioning as well today. Mr. McDougall, welcome. Nice to see you.

              Duane McDougall: Thank you. It's a pleasure to be here.

              Griffeth: Let me show you-- we invited your counterpart, Mr. Rogel of Weyerhaeuser. Interestingly enough, one of your predecessors as CEO there at Willamette.

              McDougall:  Correct.

              Griffeth: To join us. They declined, but they did issue a statement. It repeats pretty much what they have said in the past. This is the statement from Weyerhaeuser. They say they believe they have made a compelling offer to Willamette shareholders and we have made it clear that if Willamette can demonstrate additional value, Weyerhaeuser stands ready to negotiate.

              You've simply rejected it outright, saying it's lowball. It's not in the ballpark, but you don't want to talk about what would be a ballpark price at this point. Why?

              McDougall: Well, Bill, we haven't set a price tag. What needs to be remembered is this is the wrong price at the wrong time. What Weyerhaeuser is attempting to do is acquire in a hostile manner the premiere franchise in the industry at a bargain basement price.

              Griffeth: But if you don't open up your books or at least come back with a counter offer of some kind, how can there be negotiations where they can achieve what they perceive to be a fair price for the other company?

              McDougall: Well, first of all, negotiations imply a willing seller and a willing buyer. We are not a willing seller. And we certainly will listen to any serious offers that are made, but all this, as I said before, is the wrong price at the wrong time.

              Griffeth:  David?

              David Faber:

              Mr. McDougall, there is going to be a vote in June to replace three members of your Board of Directors, and many people expect that Weyerhaeuser will prevail in terms of getting enough shareholders to vote for their slate. What are you going to do if they have three board members on your board? Are you going to just keep operating this company and keep rejecting them?

              McDougall: Well, David, we'll probably have a little bit longer board meetings if three of them are elected. But we're very confident in our future. We'll continue to pursue the strategies we have in the past. I think if you look at the past decade, Willamette has outperformed the rest of the industry composite by a factor of four. That's four times what the industry has done.

              In addition, looking and going forward, what we're focused on is bringing shareholder value. And the way we're going to continue to do that is we have over a billion dollars in capital projects underway that all have excellent returns on them, both from a cash flow standpoint and profits.

              Faber: So you admit that there is a possibility that they could win, but you sound as though you're ready to move ahead with three members of Weyerhaeuser's choosing at least on your Board of Directors and not give in to their bid. Is that correct?

              McDougall: Well, David, it's always a possibility. We're very optimistic about our slate of nominees. We have people who have been associated with Willamette Industries for over seventy years. On the opposite side, we have three nominees being promoted who have no public company board experience. All three have been paid twenty-five thousand dollars by Weyerhaeuser just to run for election. And finally, two of the three are former employees of Weyerhaeuser and we believe receiving pension payments.

              So I think the question needs to be asked by our shareholders is who's going to represent Willamette better: Willamette's nominees representing Willamette shareholders or Weyerhaeuser's best interests?

              Griffeth: Let me go back to price for a minute. I hate to harp on it, but that is a key point at this time. You feel it's not enough of a premium, the forty-eight dollar a share offer. But when you look at a chart of your company's stock, I mean, you have never traded above fifty dollars per share.

              Even when you achieved that price for the first time two years ago in a much better environment for your industry, obviously the market isn't trying to price in a premium at this point. Not expecting either a higher bid or anybody else to come along for a price. So if the market's not pricing it in, then doesn't that sort of take away some of your argument at this point?

              McDougall: No, not at all, Bill. We have traded at over fifty. We were at a high of fifty-two. In the last fifty-two weeks, we've been as high as fifty-one. And when you talk about declining markets and those types of things, let's take a look at the rest of the industry. We are by far the best performer in the industry. I think in this last quarter, eight companies have reported losses. Three barely broke even. We stand head and shoulders above the rest of the industry in performance.

              Griffeth:  Hence, you're a plum asset to be acquired then.

              McDougall: We're a plum asset, but we're not going to give away the company at a bargain basement price.

              Griffeth:  David?

              Faber: Mr. McDougall, despite your arguments about the merits of your board's slate versus Weyerhaeuser's, most of my sources at least believe you will lose this proxy vote. And again, I come back to the simple question: if you do lose, are you simply fighting and delaying action here? Wouldn't you either need to make them go away or sell this company?

              McDougall:  We are not fighting and delaying action.
              We're trying to do what's best for our shareholders. We're trying to deliver shareholder value and we are prepared to be in this for a long fight. If they do happen to get three nominees on the board, you do have to remember that we still have majority control.

              Faber:  Yes, sir.

              McDougall:  And this could go well over another year.

              Faber: This could be one of the more interesting things we've ever seen, in fact, because in my memory, that has not been the case in terms of hostile fights. You could end up with a board split between a company that wants to acquire you. And then the question, of course, is whether Weyerhaeuser has the staying power to go yet another round and finally get a majority of your board, don't they?

              McDougall: Well, I don't know about Weyerhaeuser, but I will comment on Willamette. We do have the staying power to continue to fight an inadequate offer that's opportunistic.

              Faber:  Okay.

              Griffeth: You have the poison pill in place. Thirty percent ownership by insiders, anyway. I mean, that, if anything, strengthens your hand right now or at least gives you the resolve to want to battle this off. It feels to me, and I may be wrong, but the fact that Mr. Rogel used to run the company, left there in '97, is this a personal battle going on right now?

              McDougall: You know, I can't speak on what their personal motivation is, but I can tell you that from Willamette's standpoint, this is purely about business and it's purely about trying to represent our shareholders and maximize value. I mean, I don't know what they're doing, but from our standpoint, this is purely about trying to maximize shareholder value.

              Griffeth:  Have the two of you had a face-to-face?  Have

              you sat down to discuss this and once and for all try and put this to bed, if at all?

              McDougall: Bill, we've met four times over the last two and a half years, frequent discussions. They made their pitch and we told them their latest offer of forty-eight dollars a share is inadequate.

              Griffeth: On it goes. Good luck. Thanks for joining us today.

              McDougall:  Thank you.

              Griffeth:  Duane McDougall, President and CEO of
              Willamette Industries.  David, thanks.

              Faber:  Sure.

              Griffeth:  See you later on Street Signs as well.